EXHIBIT 8.1

August 21, 2012

BlackRock Asset Management International Inc.,

        as Sponsor of iShares® S&P GSCI™ Commodity-Indexed Trust

        and Manager of iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC

400 Howard Street

San Francisco, CA 94105

Re:   iShares® S&P GSCI™ Commodity-Indexed Trust and

        iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC

Ladies and Gentlemen:

We have acted as special U.S. federal income tax counsel to BlackRock Asset Management International Inc., a Delaware corporation (“BAMII”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) of iShares® S&P GSCI™ Commodity-Indexed Trust, a Delaware statutory trust (the “Trust”), and iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC, a Delaware limited liability company (the “Investing Pool”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the offering of 19,206,277 units of fractional undivided beneficial interests in the net assets of the Trust (the “Shares”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Registration Statement.

In connection with the preparation of the Registration Statement, you have requested our opinion that: (a) the Trust will not be treated as an association taxable as a corporation for U.S. federal income tax purposes, (b) the Investing Pool will not be treated as an association taxable as a corporation for U.S. federal income tax purposes, (c) although there is no authority on point, the CERFs held by the Investing Pool will not be treated as regulated futures contracts within the meaning of Section 1256 of the Internal Revenue Code of 1986, as amended and (d) the discussion in the Registration Statement under the caption “United States Federal Income Tax Consequences,” to the extent it consists of definitive statements of law and legal conclusions, and subject to the limitations and qualifications set forth therein, is a fair and accurate summary of the principal U.S. federal income tax consequences material to an investment in the Shares.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of BAMII, the Trust, the Investing Pool and their respective officers and other representatives (without regard to any qualification or limitation as to knowledge or belief).

In rendering the opinions set forth herein, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement;

(ii)	an executed copy of the Amended and Restated Trust Agreement of the Trust, dated as of September 12, 2007, as amended by the Amendment thereto, dated as of December 27, 2007, by and among Barclays Global Investors International, Inc., as sponsor, Barclays Global Investors, N.A., as administrative trustee, and Wilmington Trust Company, as Delaware trustee;

(iii) an executed copy of the Limited Liability Company Agreement of the Investing Pool, dated as of July 7, 2006, as amended by the Amendment thereto, dated as of December 27, 2007, by and between the Trust, as a member, and Barclays Global Investors International Inc., as a member and the manager;

(iv) a form of the Shares;

(v) a form of Authorized Participant Agreement;

(vi) Chapter 415 of the rules of the Chicago Mercantile Exchange; and

(vii) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

The documents identified in (i) through (vii) above are collectively referred to as the “Reviewed Documents.” We have assumed that all parties to the Reviewed Documents will comply with their obligations thereunder and that all such Reviewed Documents are enforceable according to their terms. For purposes of this opinion, we have assumed the validity and the initial and continuing accuracy of the Reviewed Documents, statements and representations referred to above.

This opinion is also based upon the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, proposed, temporary, and final Treasury regulations, and other applicable authorities, all as of the date hereof. The statutory provisions, regulations, and interpretations upon which our opinions are based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in this opinion may not be asserted by the Internal Revenue Service and affirmed by the courts.

Based upon the foregoing, and as of the date hereof, in our opinion: (a) the Trust will not be treated as an association taxable as a corporation for U.S. federal income tax purposes, (b) the Investing Pool will not be treated as an association taxable as a corporation for U.S. federal income tax purposes, (c) although there is no authority on point, the CERFs held by the Investing Pool will not be treated as regulated futures contracts within the meaning of Section 1256 of the Internal Revenue Code of 1986, as amended and (d) the discussion in the Registration Statement under the caption “United States Federal Income Tax Consequences,” to the extent it consists of definitive statements of law and legal conclusions, and subject to the limitations and qualifications set forth therein, is a fair and accurate summary of the principal U.S. federal income tax consequences material to an investment in the Shares.

* * * *

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, of the transactions related to or contemplated by the Registration Statement. This opinion is furnished to you solely for your benefit in connection with the preparation of the Registration Statement and is not to be relied upon by any other person without our express written permission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP